Exhibit 8.1
September 9, 2016

Yuma Energy, Inc.
Yuma Delaware Merger Subsidiary, Inc.
1177 West Loop South, Suite 1825
Houston, Texas  77027

Re:	Agreement and Plan of Merger and Reorganization by and among Davis Petroleum Acquisition Corp., Yuma Energy, Inc., Yuma Delaware Merger Subsidiary, Inc. and Yuma Merger Subsidiary, Inc.

Ladies and Gentlemen:

We have acted as counsel to Yuma Energy, Inc. (“Yuma”), a California corporation, and Yuma Delaware Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Yuma (“Yuma Delaware”) in connection with the Agreement and Plan of Merger and Reorganization executed as of February 10, 2016 and as amended on September 2, 2016, by and among Yuma, Davis Petroleum Acquisition Corp., a Delaware corporation (“Davis”), Yuma Delaware, and Yuma Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Yuma Delaware (the “Merger Subsidiary”) (the “Merger Agreement”).  Pursuant to the Merger Agreement, Yuma will merge with and into Yuma Delaware with Yuma Delaware as the surviving entity in the merger (the “Reincorporation”), and as soon as possible after the Effective Time of the Reincorporation, the Merger Subsidiary will merge with and into Davis (the “Merger”) with Davis as the surviving entity in the Merger.  We are delivering the opinion set forth herein (the “Opinion”) in connection with the filing of the Registration Statement on Form S-4 of Yuma, which includes the Joint Proxy Statement/Prospectus (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission.  Unless otherwise defined herein, capitalized terms used in this Opinion have the meanings specified in the Merger Agreement.

For purposes of this Opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Reincorporation and the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein.  In addition, in rendering this Opinion, we have relied upon the factual representations set forth in the letters of representation from Yuma and Davis to us dated the date hereof (the “Representation Certificates”).  In rendering this Opinion, we have also assumed (without independent investigation or verification) that (i) the factual representations made in the Merger Agreement, Registration Statement, Representation Certificates and other documents referred to herein are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Merger Agreement, Registration Statement, Representation Certificates and other documents referred to herein that is qualified by knowledge, intention, belief or any similar qualifier is, and will be as of the Effective Time, true and complete without such qualification, (iii) the Representation Certificates have been executed by appropriate authorized officers of Yuma and Davis, (iv) all other documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us, (v) each document submitted to us will be legal, valid, binding and enforceable, and (vi) all covenants agreed to by the parties pursuant to the documents referred to herein have been or will be performed or satisfied in accordance with their terms.  Any inaccuracy of any of the preceding assumptions or representations, warranties, covenants or statements in the foregoing documents or the failure to consummate the Reincorporation and the Merger in accordance with the terms of the Merger Agreement and as described in the Registration Statement may adversely affect this Opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, under currently applicable U.S. federal income tax law, (i) the Reincorporation and the Merger each will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Yuma Delaware and Davis will each be a party to the Merger reorganization within the meaning of Section 368(b) of the Code, and (iii) subject to the limitations and qualifications set forth therein and herein, the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of the Reincorporation and the Merger to holders of Yuma common stock and/or preferred stock.

Yuma Energy, Inc.
Yuma Delaware Merger Subsidiary, Inc.
September 9, 2016

This Opinion is being rendered solely in connection with the filing of the Registration Statement.  This Opinion is rendered only as of the date hereof, and we undertake no obligation to update this Opinion after the date hereof.  This Opinion is based upon the Code, applicable Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated in this Opinion.  This Opinion is not binding on the Internal Revenue Service or the Courts.

This Opinion addresses only the matters described above, and does not address any other U.S. federal, state, local or foreign tax consequences that may result from the Reincorporation or the Merger.  No opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion has been prepared for you in connection with the transaction described herein.

We are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, representation, corporate record, covenant, statement or assumption stated or referred to herein that becomes untrue, incorrect or incomplete.

We hereby consent to the reference to us under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement and the filing of this Opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the “Securities Act”) or the rules or regulations promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.